As filed with the Securities and Exchange Commission on January 13, 2022

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

For Registration of Certain Classes of Securities
Pursuant to Section 12(b) or 12(g) of the
Securities Exchange Act of 1934

Oxford Lane Capital Corp.
(Exact name of registrant as specified in its charter)

Maryland	27-2859071
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

8 Sound Shore Drive, Suite 255 Greenwich, CT	06830
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

5.00% Notes due 2027	The NASDAQ Stock Market LLC

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this Form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: 333-225462

Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.	Description of the Registrant's Securities to be Registered.

This Form 8-A is being filed in connection with the offering by Oxford Lane Capital Corporation, a Maryland corporation (the “Registrant”), of its 5.00% Notes due 2027 (the “Notes”). The Notes are expected to be listed on the NASDAQ Global Select Market and to trade thereon beginning on January 14, 2022 under the trading symbol “OXLCZ”. As of January 13, 2022, the Registrant had sold and issued $87.0 million in aggregate principal amount of the Notes.

The description of the Notes is incorporated herein by reference to the information under the headings “Specific Terms of the Notes and the Offering,” “Description of the Notes,” and “Description of Our Debt Securities” in the Registrant’s prospectus supplement dated January 5, 2022, as filed with the SEC on January 5, 2022 pursuant to Rule 424(b)(5) under the Securities Act of 1933, as amended.

Item 2.	Exhibits.

Pursuant to the Instructions as to exhibits for registration statements on Form 8-A, the documents listed below are filed as exhibits to this Registration Statement:

3.1	Articles of Amendment and Restatement of Oxford Lane Capital Corp. (incorporated by reference to Exhibit (a) to Pre-Effective Amendment No. 2 to the Registrant’s Registration Statement on Form N-2 (File No. 333-167803) filed on November 30, 2010).

3.2	Amendment to the Articles of Amendment Increasing Authorized Shares, dated January 31, 2020 (incorporated by reference to Exhibit (a)(2) to Post-Effective Amendment No. 7 to the Registrant’s Registration Statement on Form N-2 (File Nos. 333-225462 and 811-22432) filed on February 7, 2020).

3.3	Second Amended and Restated Bylaws (incorporated by reference to Exhibit 99.77Q(1)(a) to the Registrant’s annual report on Form NSAR-A filed on November 9, 2017).

4.1	Base Indenture, dated as of March 16, 2021, by and between the Registrant and U.S. Bank National Association, as trustee (Filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed on March 16, 2021 with the Securities and Exchange Commission, and incorporated herein by reference).

4.2	Second Supplemental Indenture relating to the 5.00% Notes due 2027, by and between the Registrant and U.S. Bank National Association, as trustee (Filed as Exhibit (d)(9) to Post-Effective Amendment No. 3 to the Registrant’s Registration Statement on Form N-2 (File Nos. 333-236574 and 811-22432) filed on January 13, 2022).

4.3	Form of Global Note with respect to the 5.00% Notes due 2027 (incorporated by reference to Exhibit 4.2 hereto).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date:	January 13, 2022

OXFORD LANE CAPITAL CORP.

By:	/s/ Saul B. Rosenthal
	Name:	Saul B. Rosenthal
	Title:	President